Exhibit 99.1

News Release

Contact:

Juan José Orellana

Investor Relations

(562) 435-3666

Sunny Yu

Public Relations

562-901-1039

MOLINA HEALTHCARE TO ACQUIRE CERTAIN

MEDICARE ADVANTAGE ASSETS FROM AETNA AND HUMANA

•	Adds greater program and geographic diversification within government-sponsored programs

•	Increases product offering in existing states and expands Medicare footprint to new states

•	Substantial expansion into fast growing Medicare Advantage market

•	Transactions expected to be immediately accretive to earnings following close

LONG BEACH, California (August 2, 2016) – Molina Healthcare, Inc. (NYSE:MOH) today announced that it has entered into definitive agreements to acquire certain Medicare Advantage assets from both Aetna Inc. (NYSE:AET) and Humana Inc. (NYSE:HUM). These transactions are related to Aetna’s proposed acquisition of Humana. Molina’s acquisition of such Medicare Advantage assets is subject to CMS approvals and actions, customary closing conditions including state and other regulatory approvals, as well as the resolution, in a manner permitting the acquisition, of the pending litigation brought by the United States Department of Justice challenging Aetna’s proposed acquisition of Humana.

“We view this as an exceptional opportunity to significantly expand our health plan product portfolio in new and existing geographies, while maintaining our commitment to government-sponsored programs,” said J. Mario Molina M.D., president and chief executive officer of Molina Healthcare, Inc. “Medicare Advantage patients require a significant amount of care coordination. Through our experience in coordinating the care for members in our existing Medicare Advantage, Medicare Special Needs, and Medicare-Medicaid Plan offerings, we have developed a unique understanding of the challenges Medicare patients face every day and the tools required to provide them with the highest quality of service. This experience and insight will be invaluable as we integrate and continue to grow this business. We look forward to working closely with Aetna and Humana to ensure a smooth transition.”

Under the terms of the agreements, Molina will acquire, in all-cash transactions, certain assets related to Aetna and Humana’s Medicare Advantage businesses in 21 states which will result in approximately 290,000 Medicare Advantage members transitioning to Molina.

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MOH to Acquire Certain Medicare Advantage Assets from Aetna and Humana

August 2, 2016

The consideration for the transactions is currently estimated to be approximately $117 million, exclusive of any required regulatory capital, subject to adjustment based on actual membership at closing. The transactions are expected to be accretive to Molina’s earnings upon closing. Molina expects to fund the transactions with available cash, but has also received a debt commitment letter from Barclays in support of Molina’s financing obligations under the agreements.

As of June 30, 2016, Molina Healthcare served 44,000 Medicare Advantage Special Needs Plan members and 51,000 Medicare-Medicaid Plan members.

Molina was advised on financial matters by Barclays and on legal matters by Sheppard, Mullin, Richter & Hampton LLP.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina currently serves approximately 4.3 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the proposed transactions between Molina Healthcare and Aetna and between Molina Healthcare and Humana. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the pending litigation brought by the Department of Justice challenging Aetna’s acquisition of Humana, the closing of which is a condition precedent to the consummation of the transactions described herein; the satisfaction or waiver of closing conditions for the transactions, including the need to obtain regulatory approvals, satisfy licensing requirements, and receive other third party consents; any conditions imposed on the parties by regulators in connection with consummating the transactions described herein; successfully transitioning membership into Molina’s health plans and the success of the transition and administrative services to be provided by Aetna and Humana to Molina; attrition in membership pending the completion of and following the transition; maintaining provider relations and potential medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers; and the possibility that the transactions will not be completed on a timely basis or at all. Additional information regarding the risk factors to which we are subject is provided in greater detail in our periodic reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of our website or on the SEC’s website at sec.gov. Given these risks and uncertainties, we cannot give assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent our judgment as of the date hereof, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations that occur after the date of this release.

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